Exhibit 99.1

Contacts: Mike Cockrell

Sanderson Farms, Inc.

Treasurer, Chief Financial Officer &

Chief Legal Officer

(601) 426-1454

Paul Caminiti / Delia Cannan / Nicholas Leasure

Reevemark

(212) 433-4600

SANDERSON FARMS ISSUES STATEMENT

LAUREL, Miss. (October 29, 2020) — Sanderson Farms, Inc. (NASDAQ: SAFM) today issued the following statement:

Sanderson Farms has not received a proposal from Tyson Foods and Durational Capital Management. The Sanderson Farms Board of Directors has unanimously rejected an unsolicited proposal from Durational Capital Management, a new shareholder, to acquire the Company for $142 per share, a price that very substantially undervalues Sanderson Farms and its future prospects and is significantly below the 52-week high share price of $179.45. After careful consideration, with the assistance of its financial and legal advisors, the Board unanimously determined that the highly conditional and opportunistic proposal is not in the best interests of Sanderson Farms or its shareholders.

The Board remains committed to enhancing value for all shareholders and believes it can generate significant additional value by continuing to execute its strategic organic growth plan, as discussed at the Company’s recent Investor Day where it announced initiatives to increase production to serve the growing retail grocery market, including identifying and vetting a site for a new facility.

Centerview Partners LLC is serving as financial advisor and Wachtell, Lipton, Rosen and Katz, Fishman Haygood LLP, and The Brunini Law Firm are serving as legal counsel to Sanderson Farms.

About Sanderson Farms, Inc.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended July 31, 2020.

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